Exhibit 99.1

SECURITY CAPITAL ASSURANCE	Security Capital Assurance Ltd
A.S. Cooper Builing
26 Reid Street, 4th Floor
Hamilton HM11
Bermuda
Tel: +1 441-295-7135

SECURITY CAPITAL ASSURANCE REPORTS RESULTS FOR THE
THIRD QUARTER AND FIRST NINE MONTHS OF 2007

Adjusted gross premiums increased 55% to $141.1 million
Operating income increased 45% to $46.0 million

•	Third quarter adjusted gross premiums of $141.1 million, up 55% from third quarter of 2006; year-to-date adjusted gross premiums of $393.5 million, up 10% from 2006

•	Third quarter operating income of $46.0 million, up 45% from third quarter 2006; year-to-date operating income of $136.5 million, up 30% from 2006

•
Third quarter net premiums earned of $58.2 million up 28% from third quarter 2006; year-to-date net premiums earned of $158.7 million up 14% from 2006.  Core net premiums earned of $53.1 million, up 18% from third quarter 2006; year-to-date core net premiums earned of $146.7 million, up 30% from 2006

•	Third quarter core income of $41.1 million, up 30% from third quarter 2006; year-to-date core income of $125.6 million, up 53% from 2006

•	Annualized operating return on common equity of 12.6% for first nine months of 2007, unchanged from full year 2006; Annualized core return on common equity of 11.6% versus 10.4% for the full year 2006

Hamilton, Bermuda, October 25, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced earnings for the third quarter and first nine months of 2007.  The net loss to common shareholders under generally accepted accounting principles (“GAAP”) for the third quarter of 2007 was $89.9 million or $1.40 per share compared to net income of $28.4 million or $0.49 per share for the third quarter of 2006.  As previously announced by the Company, the net loss per share during the quarter was due to a $143.0 million pre-tax ($131.7 million after-tax, or $2.05 per share), unrealized mark-to-market loss on financial guarantee obligations executed in credit derivative form.  Operating income, the non-GAAP measure of income used by equity research analysts to assess the Company's performance, excludes this unrealized mark-to-market loss.  For the first nine months of 2007, the GAAP net loss to common shareholders was $26.7 million compared to GAAP net income of $81.5 million in the prior-year period.

Operating income, a non-GAAP measure as defined below, for the third quarter of 2007 increased 45% to $46.0 million, or $0.72 per share, compared to 2006 third quarter operating income of $31.8 million, or $0.55 per share.  The increase in operating income per share was principally due to earned premium and investment income growth during the quarter.  For the first nine months of 2007, operating income increased 30% to $136.5 million, or $2.12 per share, compared to $104.9 million, or $2.09 per share in the prior-year period.

Nine-month operating income per share for 2007 was relatively flat as compared to the same period in 2006 due to the additional shares that were issued in connection with the initial public offering (“IPO”) of SCA during the third quarter of 2006.

Operating income measures net income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivative financial instruments, after taxes.  Additionally, in determining operating income we have adjusted the amount of dividends on our perpetual non-cumulative preference shares reported in accordance with GAAP during the period to reflect the amount of such dividends that would be attributable to the period as if such dividends were accrued ratably over the period.

The weighted average diluted number of shares used to calculate operating income per share for the third quarter of 2007 was 64,255,689 versus 58,094,902 for the comparable period in 2006.  For the first nine-months of 2007, weighted average diluted number of shares was 64,321,482 and the comparable number for 2006 was 50,160,203. The increase in the average number of shares for both the quarter and first nine months was due to the August 2006 IPO.

"We posted solid operating results this third quarter amid very challenging conditions in the credit markets,” said Paul S. Giordano, SCA’s president and chief executive officer.  “New business production in the third quarter was one of the strongest in our history, fueled by generally higher pricing and stronger credit terms.  Our triple-A ratings remain strong despite the stress in the residential mortgage market and we are well positioned to take advantage of the improved environment for new business.”

Set forth below is a discussion of SCA’s operating results for the three- and nine-month periods ended September 30, 2007, compared to the same periods in 2006.  Factors associated with the Company’s IPO in August 2006 may make some period-to-period comparisons with 2006 less meaningful.

Adjusted Gross Premiums.  SCA’s adjusted gross premiums (“AGP”), as defined below, in the third quarter of 2007 increased 55% to $141.1 million from $91.3 million in the third quarter of 2006.  During the third quarter of 2007, U.S. Public Finance AGP rose 98% and totaled $34.6 million as compared to $17.5 million in the prior-year period.  The increase was primarily due to several large, structured transactions in the public finance sector that closed during the quarter.  U.S. Structured Finance AGP grew by 32% to $52.4 million in the third quarter of 2007 from $39.6 million in the comparable period in 2006.  The increase was primarily due to several transactions written in the commercial and consumer asset-backed securities (“ABS”) sectors.  International AGP increased 58% and totaled $54.2 million in the third quarter of 2007 versus $34.2 million in the prior-year period.  The increase was driven by several utility transactions from the United Kingdom and a large European infrastructure transaction that closed during the quarter.  AGP for the first nine months of 2007 increased 10% to $393.5 million compared to $358.9 million in the first nine months of 2006.  AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted by the Company at 7%.

Set forth below is a summary of AGP for the three- and nine-month periods ended September 30, 2007 and 2006:

Adjusted Gross Premiums
	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$34.6	$17.5	98%	$90.0	$127.8	-30%
U.S. Structured Finance	52.4	39.6	32%	152.3	100.4	52%
International	54.2	34.2	58%	151.2	130.6	16%
Total AGP	$141.1	$91.3	55%	$393.5	$358.9	10%

* Numbers may not add up due to rounding

Total Premiums Written and Net Premiums Written.  Total premiums written were $110.8 million in the third quarter of 2007, up 29% versus $85.6 million in the third quarter of 2006.  For the first nine months of 2007, total premiums written were $286.4 million, 4% higher than total premiums written during the first nine months of 2006, which totaled $275.4 million.  The increases in total premiums written for the three- and nine-month periods were primarily associated with transactions in the U.S. Structured Finance and International businesses.  Upfront premiums accounted for 61.4% of total premiums written in the third quarter of 2007, versus 55.0% in the prior-year period.

Net premiums written declined 15% to $85.2 million in the third quarter of 2007 compared to $100.5 million in the third quarter of 2006.  Net premiums written decreased 16% to $232.1 million in the nine months ended September 30, 2007, compared to $276.6 million of net premiums written in the same period a year ago.   During the third quarter of 2007, ceded premiums were $25.5 million versus ($14.9) million from the prior 2006 period. This increase was primarily due to the commutation of certain reinsurance contracts during the third quarter of 2006 and an increase in reinsurance purchased in the third quarter of 2007.

Net Premiums Earned.  Net premiums earned in the third quarter of 2007 were $58.2 million as compared to $45.5 million in the third quarter of 2006.  Net premiums earned include accelerated premiums from refundings and other accelerations (“refunding premiums”).  Refunding premiums were $5.0 million in the third quarter of 2007 as compared to $0.4 million in the third quarter of 2006.  Core net premiums earned, which exclude refunding premiums, rose by 18% to $53.1 million in the third quarter from $45.1 million in the same quarter last year.  The increase in core net premiums earned in this quarter was primarily driven by the Company’s growing back book of business combined with earned premium growth from the U.S. Structured Finance business.

For the nine months ended September 30, 2007, net premiums earned increased 14% to $158.7 million compared to $138.8 million in 2006.  Refunding premiums were $12.0 million in the first nine months of 2007 compared to $25.6 million in the prior-year period.  The difference is due to refunding premiums in the second quarter of 2006 that were primarily driven by two large refinancing transactions in the Public Finance sector that were not duplicated during the first nine months of 2007.  Core net premiums earned, which exclude refunding premiums, increased 30% to $146.7 million in the first nine months of 2007 from $113.2 million in the prior-year period.  The increase in core net premiums earned for the nine-month period was primarily driven by SCA’s growing back book of business.  Set forth below is a summary of net premiums earned for the three- and nine-month periods ended September 30, 2007 and 2006:

Net Premiums Earned
	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$11.2	$8.9	25%	$38.0	$39.5	-4%
U.S. Structured Finance	26.5	18.3	45%	65.4	52.4	25%
International	20.5	18.2	13%	55.4	46.9	18%
Total Net Premiums Earned	$58.2	$45.5	28%	$158.8	$138.8	14%
* Numbers may not add up due to rounding

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $7.4 million in the third quarter of 2007, compared to $5.0 million in the same quarter of 2006.  The increase was due to additions to unallocated reserves associated with the growth of the insured portfolio and an increase in loss adjustment expenses.  There were no additions to case reserves for losses in the third quarter of 2007.  During the nine-month period ended September 30, 2007, net losses and loss adjustment expenses were $9.6 million as compared to $11.3 million in the comparable 2006 period.  The decrease was primarily due to a reduction in case reserves of approximately $3.3 million in the first quarter of 2007 in connection with a mortgage transaction that was redeemed without a loss.

Operating Expenses.  Total operating expenses in the third quarter of 2007 were $25.6 million, as compared to $20.9 million for the same period in 2006.  The increase in operating expenses stemmed primarily from higher compensation expenses due in part to increased headcount as the Company continues to build out its business platform.  Operating expenses associated with the credit default swap business, for which acquisition costs cannot be deferred, also contributed to the increase.  Corporate expenses, which are included in operating expenses, were $3.8 million in the third quarter of 2007, versus $2.7 million in the comparable prior-year quarter.  Corporate expenses were $12.5 million through the first nine months of 2007, versus $2.7 million the prior-year.  SCA was wholly owned by XL Capital Ltd during the first seven months of 2006 and, as such, incurred no public company related expenses during that time.

Acquisition Costs.  Amortized acquisition costs were $4.4 million for the third quarter of 2007, a $1.4 million decrease as compared to the comparable period in 2006.  A net increase in ceding commission revenues during the current quarter was primarily responsible for the comparatively lower net acquisition costs versus the prior-year period.  For the first nine months of 2007, amortized acquisition costs were $12.1 million, a decrease of $0.9 million, or 7%, as compared to the first nine months of 2006.  The year-to-date decrease was primarily due to significantly lower refunding activity during the first nine months of 2007 versus 2006.

Net Investment Income.  Net investment income for the third quarter of 2007 was $31.6 million, which represented a 45% increase from $21.8 million in the comparable period of 2006.  For the first nine months of 2007, net investment income was $88.0 million, an increase of $35.0 million, or 66%, as compared to the first nine months of 2006.  These increases resulted from higher invested asset balances stemming from the Company’s IPO in August 2006 and preferred stock offering in April 2007.  Net cash inflows from operations generated over the past twelve months, combined with an extension of the investment portfolio’s duration also contributed to the increase.

Net Realized and Unrealized Gains (Losses) on Derivative Financial Instruments.  Net unrealized losses associated with the Company’s credit derivative portfolio were $143.0 million for the quarter.  The Company’s credit derivative contracts are functionally equivalent to financial guarantee insurance policies and are held to maturity.  This unrealized mark-to-market adjustment is not an actual loss, claim or impairment of the Company’s insured portfolio and these losses are expected to amortize to zero over time as the underlying insurance policies expire.  SCA does not post collateral in connection with these contracts, and the Company insures only the timely payment of principal and interest on its insured obligations. Through the first nine months of 2007, the net unrealized mark-to-market loss associated with the credit derivative portfolio totaled $172.1 million versus a loss of $6.8 million for the same period in 2006.

Income Tax Expense.  The Company reported a tax benefit of $9.9 million in the third quarter of 2007 versus a $2.7 million tax expense in the third quarter of 2006.  The tax benefit was primarily associated with the unrealized mark-to-market loss on the credit derivative portfolio.  For the first nine months of the year, the income tax benefit was $9.2 million versus an expense of $2.6 million in the comparable prior-year period.  In the third quarter of 2007, excluding the effect of the unrealized mark-to-market loss from credit default swap contracts, the Company would have reported a tax expense of approximately $2.1 million.

Cash Flow from Operations.  For the nine months ended September 30, 2007, net cash flow from operations was $200.4 million compared to $259.6 million in the comparable period in 2006. This decrease is primarily associated with an increase in reinsurance purchases during both of the comparable 2006 and 2007 reporting periods.

Balance Sheet.  As of September 30, 2007, total assets were $2.985 billion, up 20% from $2.497 billion in total assets as of December 31, 2006.  Book value, as measured by common shareholders’ equity, decreased to $1.347 billion as of September 30, 2007, from $1.367 billion at the end of 2006.  Book value per common share was $21.00 as of September 30, 2007, versus $21.31 at December 31, 2006.

During the third quarter, SCA made two adjustments to the calculation of its adjusted book value (“ABV”), a non-GAAP measure defined below. The adjustments were to account for the effect of a higher future effective tax rate of 11% and an increase associated with calculating the net present value of future installment premiums.  The detail on these adjustments and the recalculation of prior periods is presented in the Company’s operating supplement, which is available on SCA’s website located at http://www.scafg.com.  ABV was $2.622 billion, or $40.86 per common share, as of September 30, 2007, versus $2.448 billion, or $38.17 per share, as of December 31, 2006.  ABV is defined as GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums.

Book value and adjusted book value per share as of September 30, 2007, were based on the Company’s outstanding shares of 64,169,788.  Outstanding shares as of December 31, 2006 were 64,136,364.

Conference Call Information

Paul S. Giordano, SCA president and chief executive officer; David P. Shea, SCA executive vice president and chief financial officer, and Edward B. Hubbard, SCA executive vice president, will host an earnings conference call to discuss the Company’s 2007 third quarter results on Friday, October 26, 2007 at 8:30 a.m. Eastern Time.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International).  Please ask to be connected to “SCA’s Third Quarter 2007 Earnings Call” and provide the following passcode: 9292974.  SCA will also provide a live audio webcast of the conference call along with an accompanying slide presentation, which will be available by visiting the “Investor Relations” section of the Company’s Web site located at http://www.scafg.com.  Following the earnings conference call, an archive of the call will be available by dialing +1 877-519-4471 (U.S.) or +1 973-341-3080 (International) for 30 days following the earnings announcement.  The passcode for replay participants is: 9292974.  The webcast will also be archived at http://www.scafg.com for 30 days following the earnings conference call.

An unaudited financial supplement relating to the Company's third quarter and nine-month 2007 results is available on SCA’s Web site located at www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally.  SCA, through its subsidiaries – XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers – issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers.  XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-7450 michael.gormley@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

We believe that these factors include, but are not limited to, the following:

–	changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries;
–	ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;
–	the performance of our invested assets or losses on credit derivatives;
–	availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);
–	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
–	increased competition on the basis of pricing, capacity, terms or other factors;
–
greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

–	developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;
–
changes in the fair value of the credit default swaps that we issue, which we are required to report at fair value under applicable accounting rules. Since the date of our last issued financial statement, credit spreads widened (which is not indicative of a deterioration in the credit quality of our credit default swap portfolio or any increase in management’s expected losses thereon), which will likely result in an adverse change in fair value in our portfolio of credit default swaps;

–	changes in, or termination of, our ongoing reinsurance agreements with XL Capital or FSA;
–	changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;
–	changes in the rating agencies’ views on third-party inward reinsurance;
–	changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires;
–	changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;
–	changes in accounting policies or practices or the application thereof;
–	changes in the officers of our company or our subsidiaries;
–	legislative or regulatory developments;
–	changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and
–	the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

The information herein provides a general summary of SCA and its business and does not purport to be a complete description of the Company or its financial condition.  Certain simplifications and approximations were made to such information to facilitate the calculations herein.  Accordingly, neither SCA nor any of its respective affiliates makes any representations or warranties, express or implied, as to the accuracy or completeness of the information contained herein (or the validity, completeness or accuracy of assumptions underlying any estimates contained herein), nor assumes any duty to update or revise any of the statements contained herein, whether as a result of new information, future developments or otherwise.

SECURITY CAPITAL ASSURANCE LTD

CONSOLIDATED

STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share amounts)

	(unaudited) Three Months Ended September 30,		(unaudited) Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Gross premiums written	$88,135	$65,081	$242,787	$235,212
Reinsurance premiums assumed	22,645	20,489	43,612	40,184
Total premiums written	110,780	85,570	286,399	275,396
Ceded premiums	(25,546)	14,908	(54,343)	1,156
Net premiums written	85,234	100,478	232,056	276,552
Change in net deferred premium revenue	(27,057)	(55,023)	(73,308)	(137,743)
Net premiums earned (net of ceded premiums earned of $6,892, $1,576, $15,966 and $19,800)	58,177	45,455	158,748	138,809
Net investment income	31,621	21,835	88,009	53,026
Net realized gains (losses) on investments	8	(156)	(1,534)	(16,556)
Net realized and unrealized losses on derivative financial instruments	(142,975)	(3,216)	(172,079)	(6,765)
Fee income and other	-	59	85	2,290
Total revenues	(53,169)	63,977	73,229	170,804

Expenses
Net losses and loss adjustment expenses	7,365	4,994	9,592	11,323
Acquisition costs, net	4,394	5,824	12,143	13,048
Operating expenses	25,604	20,861	76,227	55,448
Total expenses	37,363	31,679	97,962	79,819

(Loss) Income before income tax and minority interest	(90,532)	32,298	(24,733)	90,985
Income tax (benefit) expense	(9,885)	2,747	(9,174)	2,559
(Loss) Income before minority interest	(80,647)	29,551	(15,559)	88,426
Minority interest – dividends on redeemable preferred shares	805	1,139	2,723	6,877
Net (loss) income	(81,452)	28,412	(18,282)	81,549
Dividends on Series A perpetual non-cumulative preference shares	8,409	-	8,409	-
Net (loss) income available to common shareholders	$(89,861)	$28,412	$(26,691)	$81,549

Net (loss) income per common share:
Basic	$(1.40)	$0.49	$(0.42)	$1.63
Diluted[1]	$(1.40)	$0.49	$(0.42)	$1.63

Weighted-average shares outstanding:
(Shares in thousands)
Basic	64,159	58,068	64,144	50,151
Diluted	64,256	58,095	64,321	50,160

1 Because we reported net losses for the three and nine months ended September 30, 2007, under GAAP we cannot take into consideration dilutive securities when calculating net loss per share.

SECURITY CAPITAL ASSURANCE LTD

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	(unaudited) As of September 30, 2007	As of December 31, 2006
ASSETS
Investments
Debt securities available for sale, at fair value	$2,322,462	$1,736,462
Short-term investments, at fair value	49,317	221,901
Total investments	2,371,779	1,958,363

Cash and cash equivalents	204,557	202,548
Accrued investment income	17,671	16,515
Deferred acquisition costs	107,278	93,809
Prepaid reinsurance premiums	98,362	59,983
Premiums receivable	27,975	12,936
Reinsurance balances recoverable on unpaid losses	83,425	88,616
Intangible assets – acquired licenses	11,529	11,529
Deferred income tax asset	28,220	18,182
Derivative assets.	2,650	11,976
Other assets	31,693	22,357
Total assets	$2,985,139	$2,496,814

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$181,385	$178,517
Deferred premium revenue	907,592	795,906
Derivative liabilities	166,376	5,117
Reinsurance premiums payable	24,784	13,952
Payable for investments purchased	-	5,435
Accounts payable, accrued expenses and other liabilities	71,982	77,351
Total liabilities	1,352,119	1,076,278

Minority interest – redeemable preferred shares of subsidiary	39,000	54,016

Shareholders’ Equity
Paid in capital, Series A perpetual non-cumulative preference shares	246,593	-
Paid in capital, common shares	992,840	988,444
Retained earnings	367,243	397,781
Accumulated other comprehensive loss	(12,656)	(19,705)
Total shareholders’ equity	1,594,020	1,366,520
Total liabilities, minority interest and shareholders’ equity	$2,985,139	$2,496,814

Comment on Regulation G

This press release contains the presentation of AGP, core net premiums earned, operating income, core income and ABV.  These measures are "non-GAAP financial measures" as defined in Regulation G.  The reconciliations of total premiums written to AGP; net premiums earned to core net premiums earned; net (loss) income available to common shareholders to operating income and core income; and total shareholders' equity to common shareholders’ equity and ABV (the most directly comparable GAAP financial measures) presented at the end of this section are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance.  These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written.  Because adjusted gross premiums includes premiums due on future on installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis.  This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position.  Also, AGP is considered among other factors when determining compensation to employees.  In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance.  In this regard, we believe that providing only a GAAP presentation of total premiums written makes it more difficult for users of our financial information to evaluate our underlying business.  Also, we believe that analysts, investors and rating agencies who follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non-GAAP financial information on a regular basis.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned excluding the impact of refundings, calls and other accelerations.  We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums excludes the impact of refundings, calls and other accelerations that management cannot control or predict.

Operating Income and Core Income

While operating income and core income are not substitutes for net income computed in accordance with GAAP, they are useful measures of performance used by management, equity analysts and investors.   We believe operating income and core income enhance the understanding of our results of operations by highlighting the underlying profitability of our business.  Operating income measures net (loss) income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and the after-tax impact of net realized and unrealized gains (losses) on derivative financial instruments, and expenses related to XL Capital's secondary offering of SCA's shares.  In addition, in determining operating income, we have made an adjustment to the amount of dividends on our perpetual non-cumulative preference shares reported in accordance with GAAP during the period to reflect the amount of such dividends that would be attributable to the period as if such dividends were accrued ratably over the period.  Core income represents operating income excluding the after-tax impact of refundings, calls and other accelerations.  The definitions of operating income and core income used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains and (losses) on investments and the after-tax impact of net realized and unrealized gains and losses on derivative financial instruments (which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee) are excluded from operating income because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.  Although the investment of premiums to generate investment income

(loss) and realized gains (losses) on investments is an integral part of our operations, the determination to realize gains (losses) on investments is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization.  In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables.  Furthermore, these users believe that, for many companies, the timing of the realization of gains (losses) on investments is largely opportunistic.  In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations.  In regard to the adjustment discussed above relating to dividends on our perpetual non-cumulative preference shares, while such dividends are non-cumulative and are at the discretion of the board of directors, we anticipate that such dividends will be declared and we believe that this adjustment better correlates the cost of this capital to the benefits derived therefrom during the period.  Also, in determining operating income for the three- and nine- month periods ended September 30, 2007, we excluded from operating income expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital as such expenses are not related to the conduct of the Company’s business.

Adjusted Book Value

Adjusted Book Value (“ABV”) represents GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums.  Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity.  While ABV is not a substitute for GAAP book value, the Company believes the presentation of ABV provides another useful measure of the value of the Company for management, equity analysts and investors.  The net present value of future installment premiums included in ABV may differ materially from actual future installment premiums collected due to changes in market interest rates, refinancing activity, pre-payment speeds, defaults and other factors that management cannot control or predict.

In summary, we believe that presenting both GAAP and the aforementioned non-GAAP financial measures enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance.  Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons previously discussed, and they request that we provide this non-GAAP financial information on a regular basis.

Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(in millions)

	Three months ended		Nine months ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Total upfront premiums written	$68.0	$47.1	$172.8	$174.2
Total installment premiums written	42.8	38.5	113.6	101.2
Total premiums written	110.8	85.6	286.4	275.4
Present value of future installments	30.3	5.7	107.1	83.5
Adjusted gross premiums	$141.1	$91.3	$393.5	$358.9

Reconciliation of Net Premiums Earned to Core Net Premiums Earned
(in millions)

	Three months ended		Nine months ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Net premiums earned	$58.2	$45.5	$158.7	$138.8
Earned premium recognized from refundings, calls and other accelerations	(5.0)	(0.4)	(12.0)	(25.6)
Core net premiums earned	$53.1	$45.1	$146.7	$113.2

Reconciliation of Net (Loss) Income Available to Common Shareholders to Operating Income and Core Income
(in millions)

	Three months ended		Nine months ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Net (loss) income available to common shareholders	$(89.9)	$28.4	$(26.7)	$81.5
Effect of:
Expenses incurred in secondary offering	(0.1)	0.0	0.8	0.0
Perpetual non-cumulative preference share dividend	4.3	0.0	0.0	0.0
Net realized (gains) losses on investments	(0.0)	0.2	1.5	16.6
Net realized and unrealized losses on derivative financial instruments	131.7	3.2	160.8	6.8
Operating income	46.0	31.8	136.5	104.9
Effect of refundings, calls and other accelerations	(4.9)	(0.3)	(10.9)	(22.7)
Core income	$41.1	$31.5	$125.6	$82.1

Reconciliation of Total Shareholders' Equity to Common Shareholders' Equity and Adjusted Book Value
(in millions)

			As of	As of
			9/30/2007	12/31/2006

Total Shareholders' equity			$1,594.0	$1,366.5
Series A perpetual non-cumulative preference shares			(246.6)	0.0
Common shareholders' equity			1,347.4	1,366.5
After-tax value of:
Deferred premium revenue			807.8	708.4
Present value of future installment premiums			650.0	509.8
Deferred acquisition costs			(95.5)	(83.5)
Prepaid reinsurance premiums			(87.6)	(53.4)
Adjusted book value			$2,622.1	$2,447.8

*Numbers may not add up due to rounding.